EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT

Donald A. Wojnowski, Jr., President

Empire Financial Holding Company

(407) 774-1300

investorrelations@empirenow.com

EMPIRE FINANCIAL HOLDING COMPANY APPEALS DELISTING BY AMERICAN STOCK EXCHANGE

LONGWOOD, Florida, November 23, 2005 – Empire Financial Holding Company (AMEX: EFH), a financial brokerage services firm serving retail and institutional clients (“Empire”), today announced that on November 15, 2005 it had received notice from the staff of the American Stock Exchange (“AMEX”) indicating that Empire no longer complies with the AMEX’s continued listing standards due to having shareholders’ equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years, as set forth in Section 1003(a)(ii) of the AMEX Company Guide, and that its securities are, therefore, subject to being delisted from AMEX. In its quarterly report on Form 10-Q for the period ended September 30, 2005, Empire reported shareholders’ equity of approximately $2,944,000. Subsequent to that date Empire has increased its shareholders’ equity through the sale of its discount brokerage operation. Empire has appealed this staff determination and requested a hearing before a committee of the Exchange.

Management believes that the already completed sale of its discount brokerage business coupled with pending equity raising transactions will enable it to regain compliance. However there can be no assurance that Empire will be able to regain compliance. In the event of delisting, Empire’s stock would be traded on the OTC Bulletin Board.

About Empire Financial Holding Company

Empire Financial Holding Company, through its wholly owned subsidiary, Empire Financial Group, Inc., provides full-service retail brokerage services through its network of independently owned and operated offices and discount retail securities brokerage via both the telephone and the Internet. Through its market-making and trading division, the Company offers securities order execution services for unaffiliated broker dealers and makes markets in domestic and international securities. Empire Financial also provides turnkey fee based investment advisory and registered investment advisor custodial services through its wholly owned subsidiary, Empire Investment Advisors, Inc.

Forward-Looking Statement Disclaimer

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, without limitation, the ability of the Company to continue as a going concern, fluctuations in the volume of transactional services provided by the Company, competition with respect to financial services commission rates, the effect of general economic and market conditions, factors affecting the securities brokerage industry as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.